UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 30, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53960	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2010, Cole MT Bellevue WA, LLC, a Delaware limited liability company (the “Buyer”), a wholly-owned subsidiary of Cole REIT III Operating Partnership, LP, the operating partnership of Cole Credit Property Trust III, Inc., entered into an agreement of purchase and sale (the “Agreement”) with City Center Bellevue Development LLC, a Delaware limited liability company (the “Seller”), which is not affiliated with the Company, its advisor or affiliates.  Pursuant to the Agreement, the Buyer agrees to purchase 100% of the Seller’s interest in (i) an approximately 583,000 square foot office building, constructed in 2008 and located in Bellevue, WA (the “Property”) and (ii) all leases, including all amendments thereto and guaranties thereof, with tenants leasing all or any portion of the Property, for a gross purchase price of $310.0 million, exclusive of closing costs.   The Property is 99.6% occupied, of which approximately 96.3% is subject to a net lease with Microsoft Corporation that expires in June 2024.

Pursuant to the terms of the Agreement, the closing of the transaction is expected to occur on or about June 18, 2010.  The Agreement contains customary representations and warranties and customary indemnification provisions.

Pursuant to the terms of the Agreement, the Buyer paid $10.0 million as an earnest money deposit (the “Deposit”) held by an escrow agent.  Upon the consummation of the purchase and sale transaction contemplated by the Agreement, the Deposit will be applied to the purchase price.  The Buyer has a 30-day study period (the “Study Period”), during which it may terminate the Agreement for any reason.  The Deposit is refundable to the Buyer if the Agreement is terminated prior to the expiration of the Study Period.  After the Study Period, if the transaction is not consummated as a result of Buyer’s failure to purchase the Property if and when required to do so under the terms of the Agreement, the Deposit would be paid to the Seller as liquidated damages.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 6, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President, Chief Financial Officer and Secretary